EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, April 25, 2017



CHICAGO, ILLINOIS - April 25, 2017 - Ellen R. Gordon, Chairman,
Tootsie Roll Industries, Inc., reported first quarter 2017 net sales and net earnings.

First quarter 2017 net sales were $103,425,000 compared to $103,362,000 in first quarter 2016, an increase of $63,000. First quarter 2017 net earnings were $10,051,000 compared to $9,896,000 in first quarter 2016, and net earnings per share were $.16 and $.15 in first quarter 2017 and 2016, respectively, an increase of $.01 per share or 7%.

Mrs. Gordon said, "The timing of sales to certain customers as well as currency translation of foreign sales had some adverse impact on first quarter 2017 sales compared to the prior year first quarter period. Plant efficiencies driven by capital investments and ongoing cost containment programs mitigated certain increases in operating costs and expenses in first quarter 2017 compared to first quarter 2016. Although overall comparative ingredient costs in first quarter 2017 were generally in line with first quarter 2016, certain key ingredient costs are higher this year. The Company's first quarter 2017 net earnings were adversely affected by unfavorable foreign exchange, but benefited from a lower effective state income tax rate. Stock purchases in the open market resulting in fewer shares outstanding also contributed to improved earnings per share."




























                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                   MARCH 31, 2017 & MARCH 31, 2016

                                             FIRST QUARTER ENDED
                                            2017              2016

Net Product Sales                      $ 103,425,000     $ 103,362,000

Net Earnings                           $  10,051,000      $  9,896,000

Net Earnings Per Share   *                 $ .16             $ .15

Average Shares Outstanding *              63,605,000        64,347,000




  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 17, 2017 and April 8, 2016.